Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
L3HARRIS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $1.00 per share	Rule 457(c) and Rule 457(h)	5,000,000	$216.83	$1,084,150,000.00	$110.20 per $1,000,000	$119,473.33
Total Offering Amounts					$1,084,150,000.00		$119,473.33
Total Fee Offsets							—
Net Fee Due							$119,473.33

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of common stock of L3Harris Technologies, Inc. (the “Registrant”) as may become issuable under the L3Harris Retirement Savings Plan (the “Retirement Plan”) to prevent dilution in the event of stock splits, stock dividends, recapitalization or similar transactions. If interests in the Retirement Plan are deemed to constitute separate securities, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the Retirement Plan. Pursuant to Rule 457(h)(2) under the Securities Act of 1933, as amended, no separate fee is required to register any Retirement Plan interests.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The price per share is estimated to be $216.83 based upon the average of the high and low prices of the common stock of the Registrant on the New York Stock Exchange on December 8, 2022.